Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) IS THE TYPE THAT DARIOHEALTH CORP. TREATS AS PRIVATE OR CONFIDENTIAL. OMISSIONS ARE DENOTED IN BRACKETS WITH ASTERISKS THROUGHOUT THIS EXHIBIT.

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is effective as of September 3rd, 2021 (the “Effective Date”) by and between DarioHealth Corp. with offices located at 142 W. 57th St., 8th Floor, New York, New York 10019 (the “Company”), and NearWater Growth, a LLC with an address at [***] (the “Consultant”).

WHEREAS, Company wishes to engage Consultant to perform certain executive Services (as defined in Exhibit A) to pursue and arrange for business introductions to the Company and to provide access to Consultant’s relationships who can help grow the Company; and

WHEREAS, Consultant has expertise in consulting regarding introducing the Company to key bankers and investors as well to other strategic partners.

NOW THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration the parties agree as follows:

1.             SERVICES

1.1           Services. Company hereby engages Consultant to perform, and Consultant shall perform the Services as requested by the Company and as defined and set forth on Exhibit A. Consultant is being engaged to perform, and Consultant shall perform the Services in compliance with the terms and conditions of this Agreement, Company’s compliance policies, and all applicable federal, state, and local laws, rules, and regulations, including without limitation, federal and state securities laws, the federal anti-kickback statute and its implementing regulations, 42 U.S.C. § 1320a-7b(b), general standards of Consultant’s profession and relevant industry guidelines and codes of ethics. Consultant will devote sufficient time, intellect, and best efforts to undertake and complete the Services in a timely and diligent manner in accordance with the descriptions specified herein and Consultant’s professional expertise and independent judgment. Consultant shall be responsible for maintaining, at its own expense, a place of work, any necessary equipment and supplies, and appropriate communications facilities needed to perform the Services. Entering into this Agreement in no way obligates Company to retain Consultant to perform additional services.

1.2           Reports and Cooperation. Consultant further agrees to provide Company with all cooperation and assistance reasonably requested in connection with the Services. Consultant will comply with Company’s rules, policies, and security procedures whenever working on Company premises.

1.3           Records. Consultant shall maintain complete, accurate, and legible records, notes, and accounts obtained or generated in the course of providing Services under this Agreement, including all computerized records and files, in a secure area. During the Term of this Agreement and for a period of one (1) year thereafter, and upon reasonable advance notice and during normal business hours, Company or its representatives shall have the right to review such records to verify and assess Consultant’s compliance with this Agreement. Consultant shall reasonably cooperate in any audit conducted hereunder, and shall provide reasonable access to any and all, agents and other representatives of Consultant and to Consultant’s books, records, agreements, and other documents necessary to assess Consultant’s compliance with this Agreement.

2.             PAYMENT

2.1           Compensation.

(a)            The Company will compensate Consultant as set forth on Exhibit B. The parties represent that the amounts set forth on Exhibit B represent the fair market value of the Services to be provided by Consultant to Company, negotiated in an arm's-length transaction. Company will compensate Consultant only to the extent that (i) the Services are performed in accordance with this Agreement, and (ii) Consultant provides Company with monthly invoices for services rendered, to be paid by the Company within 15 days of receipt. In addition, the parties have negotiated that certain travel and other expenses incurred by Consultant directly related to the Services provided may be submitted for reimbursement, provided that Consultant presents detailed documentation of such expenses, along with the invoice for a given month period, and the Company pays such expenses within 15 days of receipt.

(b)            Nothing contained in this Agreement requires or will be construed in any manner as an obligation or inducement for Consultant to (i) purchase, use, order, or recommend any services or products developed, manufactured, distributed or otherwise commercialized by Company or its affiliates, nor as a reward for any such purchase, order, prescription, or recommendation; nor (ii) refer any patient, physician or health organization to any health care organization to which Company or its affiliates supplies products or services.

3.             INTELLECTUAL PROPERTY

3.1           Pre-existing Intellectual Property. Ownership of inventions, technologies, processes, techniques, algorithms, programs, discoveries, improvements, drugs, pharmaceuticals, biologics, products, concepts, designs, drawings, prototypes, samples, models, technical information, materials, drawings, specifications, computer object or source code, and other works of authorship existing as of the Effective Date, and all patents, patent applications, copyrights, trade secret rights and other intellectual property rights therein (collectively, “Pre-existing Intellectual Property”), is not affected by this Agreement, and neither party shall have any claims to or rights in any Pre-existing Intellectual Property of the other party. Without limiting the foregoing, nothing contained in this Agreement nor the disclosure or provision to Consultant of any Confidential Information (as defined in Section 4.1 below) shall be deemed to transfer or grant to, Consultant, any right, title, interest, or license in, to or under any intellectual property or other proprietary right of Company.

3.2           Data and Inventions. All data, reports, and other work product made, reduced to practice, or developed by Consultant which result from any work performed by Consultant for Company (collectively, “Data”), shall belong to Company and be the exclusive property of Company. Consultant acknowledges that Company holds the copyright to all materials provided to Consultant for use in connection with performing the Services, except where such material is expressly attributed to third parties. Consultant acknowledges that Data and all copyrightable materials developed or produced by Consultant during the performance of the Services constitute works made for hire. Further, all rights to any method, discovery, invention, know-how, or improvement, made, developed, discovered, designed, conceived or reduced to practice by Consultant, in whole or in part, alone or with others, and whether during normal business hours or otherwise, which result from, relate to, or are otherwise derived from any Confidential Information (as defined in Section 4.1 below) or any work performed by Consultant for Company, (each, an “Invention”), shall be the exclusive property of Company. Consultant will promptly, fully, and accurate disclose all Data and Inventions to Company in writing.

3.3           In consideration for the compensation provided herein, Consultant hereby irrevocably transfers and assigns to Company: (a) any and all of its intellectual and proprietary right, title, and interest throughout the world in and to Data and Inventions (including but not limited to all copyrights, patent rights, trade secrets and trademarks); and (b) all rights of action and claims for damages and benefits arising due to past and present infringement of said rights. Consultant will cooperate with and assist Company to apply for, and to execute any documents reasonably necessary to Company to secure, perfect, effectuate, and preserve Company’s rights throughout the world in the Data and Inventions as Company deems appropriate.

3.4           The Company and Consultant acknowledge that it is not contemplated that Consultant will advise on intellectual property matters.

4.             CONFIDENTIAL INFORMATION

4.1           Definition of Confidential Information. “Confidential Information” shall be the confidential and proprietary information of Company, and shall mean the terms and conditions of this Agreement, and all confidential and proprietary information disclosed or otherwise made available to Consultant by or on behalf of Company, its affiliates, or representatives, or developed or acquired by Consultant in providing the Services hereunder, including but not limited to all information relating to Company’s research, development, manufacturing, commercialization or marketing plans or strategies, financing debt arrangements, or related including any associated pricing, business and product or service plans, clinical or research data, financial projections and plans, business forecasts, sales and merchandising, engineering or manufacturing plans, Company’s Pre-existing Intellectual Property, intellectual property and proprietary rights, Data, Inventions, communications to and from any governmental or regulatory agency (“Agency”) and communications to and from any investors, clients, customers, suppliers and other consultants of Company or any of its affiliates. Confidential Information will not include, however, any information which is or becomes part of the public domain through no breach of this Agreement or other wrongful acts of Consultant.

4.2           Obligations. Consultant and its agents will (a) hold and keep all Confidential Information in strict confidence; (b) not disclose nor permit the disclosure of Confidential Information, in whole or part, to any third party except as allowed or required by other provisions in this Agreement; (c) not use nor permit the use of Confidential Information, directly or indirectly for any purpose, commercially or otherwise, other than to perform the Services; and (d) not allow any unauthorized persons to access or use such Confidential Information. Consultant will take all actions reasonably necessary and satisfactory to Company to protect the confidentiality of the Confidential Information including, without limitation, implementing and enforcing operating procedures to minimize the possibility of unauthorized use, copying or loss of the Confidential Information.

4.3           Compelled Disclosure. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. Consultant agrees to provide written notice of any such order to an authorized officer of the Company within five (5) days of receiving such order, but in any event sufficiently in advance of making any disclosure to permit the Company to contest the order or seek confidentiality protections, as determined in the Company's sole discretion.

5.             TERM AND TERMINATION

5.1            Term. This Agreement will take effect on the Effective Date and shall continue for a period ending on January 31, 2023 (the “Initial Term”).

5.2            Termination.

(a)	Company may terminate this Agreement at any time after the Initial Term upon thirty (30) days’ prior written notice to the Consultant.

(b)	Consultant may terminate this Agreement at any time during the Term upon thirty (30) days’ prior written notice to Company.

5.3            Effect of Termination. Upon the expiration or termination of this Agreement, Consultant will promptly return or destroy, at Company’s option, all Confidential Information. Company will continue to compensate Consultant for any introductions made prior to the termination of the Agreement, so long as the signing of the Deal or the Partnership (each as defined in Exhibit B), the hiring, or other relevant event triggering the compensation occurs within 12 months following the termination of this Agreement; provided, that it is possible that the amount of compensation may not be determinable until after such 12-month period. By way of example, in the event that Consultant introduces an entity prior to termination that results in the signing of a Deal (as defined in Exhibit B) within the 12 month period following termination of this Agreement, but that closes after 12 months following the termination of this Agreement, Consultant shall be entitled to 22,500 restricted shares of the Company’s common stock plus an additional 7,000 restricted shares of the Company’s common stock in the event that the relevant revenue target is met, notwithstanding termination of this Agreement. The election by either party to terminate this Agreement in accordance with its terms shall not be deemed an election of remedies, and all other remedies provided by this Agreement or available at law or in equity shall survive any termination. In addition to any provisions that by their nature survive expiration or termination of this Agreement, Sections 1.3, 3, 4, 5, 6, and 8-13 shall survive any termination or expiration of this Agreement for any reason.

6.             COMPLIANCE

Both parties to this Agreement agree to comply with all applicable federal, state, and local laws, including relevant securities laws and regulations in performing their obligations under this Agreement. Both parties to this Agreement expressly acknowledge that the federal anti-kickback statute, 42 U.S.C. § 1320a-7b(b), prohibits the payment or receipt of remuneration as an inducement or reward for the referral, purchase, or ordering of items or services for which payment may be made in whole or in part under a federal health care program. It is the intention of the parties that this Agreement be performed in accordance with the anti-kickback statute and its implementing regulations. If any portion of this Agreement is found, by any court or Agency with jurisdiction over the subject matter of the Agreement, not to be in compliance with the anti-kickback statute, that portion of the Agreement shall be deemed to be retroactively amended and reformed as necessary to comply with the statute, and the parties shall cooperate in taking any steps necessary to ensure such compliance.

7.             REPRESENTATIONS AND WARRANTIES

7.1           Consultant represents and warrants that Consultant: (a) is, and each of its agents is, skilled and experienced in providing the Services, and will perform the Services in a professional and workmanlike manner customary in the industry; (b) will, and each of its agents will, perform the Services in accordance with normally accepted standards and in compliance with the terms and conditions of this Agreement and all applicable laws, ordinances and regulations; (c) has not, and none of its agents has, been subject to any disciplinary actions by any applicable financial accrediting bodies including Nasdaq, the Securities and Exchange Commission (SEC), Financial Industry Regulatory Authority (FINRA), and related, or other similar entities, nor been subject to any other restrictions or sanctions related to allegations of professional misconduct; (d) is free to enter into this Agreement, and is under no obligation to any third party which would prevent Consultant from carrying out the duties and obligations contemplated hereunder; (e) does not have any other conflict of interest which might interfere with Consultant’s independent judgment or objectivity in the performance of Services hereunder; (f) possesses all relevant licenses and authorizations, and is fully compliant with all laws and regulations, including all relevant U.S. securities laws and regulations, that may be required in order to perform the Services, and to receive the Compensation as set forth in Section 2; and (g) the Consultant is, and on each date on which it exercises any warrants, it will be an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act of 1933, as amended.

7.2            Consultant shall immediately notify Company in writing if, at any time during the term of this Agreement, (a) any representation or warranty of Consultant contained in this Agreement shall no longer be true and correct, or (b) Consultant becomes aware of any known, suspected, or alleged violation of law or breach of agreement by Company, by Consultant, or by any third party relating to the Services or the Company.

8.             INDEMNIFICATION

8.1            Indemnification. Consultant will indemnify, defend and hold harmless Company, its affiliates and their respective officers, directors and employees from and against all claims, damages, losses, liabilities and expenses, including court costs and reasonable attorney fees, which arise from or are related to Consultant’s or its agent’s: (a) negligent acts or omissions or willful misconduct in performance of the Services; (b) breach of this Agreement; or (c) failure to comply with any applicable laws, rules, statutes, ordinances, or regulations in performance of the Services. Company will provide Consultant with prompt notice of any such claim, and will reasonably cooperate with Consultant and its legal representatives in the investigation of any matter regarding the subject of the indemnification at Consultant’s expense. Consultant shall not enter into any non-monetary settlement or admit fault or liability on Company’s behalf without Company’s prior written consent. Consultant shall not be required to indemnify the Company in an amount in excess of the aggregate compensation paid to the Consultant by the Company hereunder.

9.             RELATIONSHIP OF PARTIES

9.1            Independent Contractor. Consultant is an independent contractor and is not an agent or employee of, and has no authority to bind, Company by contract or otherwise. Nothing in this Agreement shall be construed to render Consultant or any of its agents an employee, partner, agent of, or joint venture with Company for any purpose. Consultant and its agents will make no representations, warranties or commitments binding Company without Company’s prior written consent. Consultant has the sole discretion to determine the manner and means by which the Services are accomplished, subject to the requirement that Consultant and its agents shall at all times comply with applicable law and professional standards. The Company has no right to and shall not direct or control the manner or means by which Consultant performs the Services.

9.2            Employment Taxes and Benefits. Consultant will report as self-employment income all compensation received by Consultant pursuant to this Agreement, and is solely responsible for paying all applicable taxes or contributions imposed on such compensation, including but not limited to social security taxes, self-employment taxes, unemployment insurance payments and workers’ compensation insurance payments. The Company will issue a Form 1099 to Consultant in respect of the payments made under this Agreement. Consultant and its agents will not be entitled to receive any vacation, sick or other paid time off payments, or to participate in any plans, arrangements, or distributions by Company pertaining to any fringe benefits, bonus, stock option, profit sharing, insurance or similar benefits for Company’s employees (collectively, “Benefits”). Consultant will indemnify Company and hold it harmless from and against all claims, damages, losses and expenses, including reasonable fees and expenses of attorneys and other professionals, relating to any obligation imposed by law on Company to treat Consultant or its agents as an employee instead of an independent contractor, including without limitation, any obligation to pay any withholding taxes, social security, unemployment or disability insurance, or similar items in connection with any Benefits.

9.3            Non-Exclusive Engagement. Company may from time to time (i) engage other persons and entities to act as consultants to Company and perform services for Company, including services that are similar to the Services, and (ii) enter into agreements similar to this Agreement with other persons or entities, in all cases without the necessity of obtaining approval from Consultant. Consultant may from time to time (i) accept any engagement from other persons or entities including for services that are similar to the Services and/or from competitors of the Company, and (ii) enter into agreements similar to this Agreement with other persons or entities, in all cases without the necessity of obtaining approval from Company.

10.           NO MATERIAL CONFLICTS

Consultant represents and warrants that (a) Consultant’s execution and delivery of this Agreement does not, and Consultant’s performance of Consultant’s obligations hereunder will not conflict with, result in the breach of any provisions of, or constitute a default under any agreement or other obligation to which Consultant is a party or may otherwise be bound, and Consultant will not enter into any such agreement or obligation during the term of this Agreement; (b) Consultant does not have any material financial interest or any other material conflict of interest which might materially interfere with Consultant’s independent judgment or objectivity in the performance of Services hereunder except as disclosed by Consultant to the Company in writing, which shall be updated and confirmed by Consultant at least annually; (c) Consultant has fully complied with any obligations to disclose and obtain approval of Consultant’s acting as a consultant for Company and of the duties required of Consultant under this Agreement.

11.           LIMITATION OF LIABILITY

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, INDIRECT OR LIQUIDATED DAMAGES ARISING FROM OR IN RELATION TO THIS AGREEMENT OR THE SERVICES PROVIDED HEREUNDER (WHETHER IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY, BY STATUTE OR OTHERWISE). THIS LIMITATION SHALL APPLY EVEN IF THE PARTIES HAVE BEEN ADVISED OR MADE AWARE OF THE POSSIBILITY OF SUCH DAMAGES. COMPANY’S MAXIMUM AGGREGATE LIABILITY TO CONSULTANT FOR ANY CLAIM RELATED TO, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SERVICES SHALL BE LIMITED TO AN AMOUNT EQUAL TO THE TOTAL AMOUNT OWED BY COMPANY TO CONSULTANT UNDER THIS AGREEMENT.

12.           NOTICES

Any notices under this Agreement will be in writing and delivered to the parties at the postal addresses set forth below, or to the postal address subsequently provided by a party in accordance with this Section 12, by (a) first class certified mail, return receipt requested, with notice deemed given upon the date of receipt as indicated on the return receipt; or (b) a nationally-recognized overnight courier service, with notice deemed given on the date of receipt as indicated on the courier’s receipt:

If to Company:

8 HaTokhen Street

142 W. 57th St., 8th Floor,

New York, New York 10019

Attn: Erez Raphael, Chief Executive Officer

If to Consultant:

NearWater Growth LLC

[***]

Attn: [***]

13.           MISCELLANEOUS

13.1         Jurisdiction, Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed, and enforced in accordance with the laws of New York, exclusive of its choice of law rules. Any legal suit, action or proceeding arising out of or related to this Agreement or the matters contemplated hereunder shall be instituted exclusively in the federal courts of the United States or the courts of the State of New York in each case located in the city of New York and County of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding and waives any objection based on improper venue or forum non conveniens. Service of process, summons, notice or other document by mail to such party's address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court.

13.2         Assignment. Consultant may not assign or otherwise transfer this Agreement, or any rights or obligations hereunder, in whole or in part, whether by operation of law or otherwise, without Company’s prior written consent. Any attempted sale, pledge, assignment, sublicense, or other transfer without such consent will be void and of no force and effect.

13.3         Successors and Assigns. All of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, and assigns.

13.4         Modification or Amendment. This Agreement may only be modified or amended in a writing signed by Company and Consultant.

13.5         Waiver. Waiver by one party hereto of breach of any provision of this Agreement by the other shall not operate or be construed as a continuing waiver.

13.6         Severability of Provisions. If any section, provision, or part of this Agreement is held to be illegal, invalid or unenforceable, such section, provision, or part shall be fully severable. The remainder of this Agreement shall remain in full force and effect.

13.7         Headings. Section headings are not to be considered a part of this Agreement and are not intended to be a full and accurate description of the contents hereof.

13.8         Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts. All such counterparts shall constitute one and the same Agreement and shall become effective when a copy signed by each party has been delivered to the other party. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission, by electronic mail in “portable document format” (“.pdf” format), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall be effective as delivery of a manually executed counterpart of this Agreement.

13.9         Entire Agreement. This Agreement and all Exhibits attached hereto, all of which are hereby incorporated by reference herein, constitute the entire agreement between the parties with respect to the subject matter herein, and supersede all prior agreements, arrangements and understandings.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

DarioHealth Corp.		NearWater Growth LLC

By:	/s/ Erez Raphael	By:	/s/ Jeffrey P Leisure
Name: Erez Raphael		Name: Jeffrey P Leisure
Title: CEO		Title: Managing Partner

EXHIBIT A

General Description of Services

Consultant to support the Company with introductions to potential investors, banks and other strategic partners in the United States (the “Services”).

EXHIBIT B

Compensation

In consideration for the Consultant’s Services hereunder, the Company will issue the Consultant an option to purchase 25,000 shares of the company’s common stock at an exercise price per share equal to the closing price of the stock on the date prior to the approval of the Company’s board.

In addition, the Consultant shall be entitled to receive the following performance grants of restricted shares of the Company’s common stock due to any direct introduction of parties by the Consultant as set forth below:

Area	Comp	Criteria
Talent – game changer hiring	5,000-12,000 shares	• •	[***] shares for each C level hire introduced by the Consultant to the Company [***] shares for each SVP level hire introduced by the Consultant to the Company
Acquisition - Dario Health acquired company	22,500 shares- 29,500 shares	• •

[***] shares upon the Consultant introducing the Company to an entity for the purposes of the Company acquiring such entity and the Company acquires such entity by merger, purchase of substantially all of such entity’s assets, or purchase of substantially all of such entity’s stock (the “Deal”)

In the event that the Company's aggregate gross revenue during the four full calendar quarters immediately following the closing of the Deal is at least [***]% of the Company's aggregate gross revenue during the four full calendar quarters immediately preceding the closing of the Deal (where, in all cases, gross revenue is determined in accordance with US GAAP, consistently applied), the Consultant shall receive an additional [***] shares on top of the [***] shares

Alliance – “Game Changer” Alliance	22,500 shares	•

22,500 shares under the following criteria:

o The Consultant introduces the Company to an entity for partnership purposes, and (1) the Company forms a partnership with such entity (“Partnership”), with the Company's aggregate gross revenue during the four full calendar quarters immediately following the closing of the Partnership potentially reaching [***]% of the Company's aggregate gross revenue during the four full calendar quarters immediately preceding the closing of the Partnership (where, in all cases, gross revenue is determined in accordance with US GAAP, consistently applied), or (2) the Partnership increases the Company’s branding

Special one-time bonus	25,000-30,000 shares	•	25,000-30,000 shares for a sufficiently important introduction by the Consultant to the Company to be mutually agreed in writing by both the Consultant and the Company.
Exit – Dario is being sold	25,000-50,000 shares	•	Upon the Consultant introducing the Company to an entity for the purposes of the Company being acquired by such entity, (1) [***] shares in case the Company is sold to such entity for not less than $500 million and below $800 million, (2) [***] shares in case the Company is sold to such entity for $800 million to $1.8 billion, or (3) [***] shares in case the Company is sold to such entity for $1.8 billion or more